postal address	Postbus 71170 1008 BD AMSTERDAM
office address	Fred. Roeskestraat 100 1076 ED AMSTERDAM
telephone	020 578 5785
internet	www.loyensloeff.com

To:

Sensata Technologies Holding N.V.
Kolthofsingel 8
7602 EM, Almelo
The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged
Amsterdam, 26 July 2016

Dear Sir/Madam,

You have requested us, as your special counsel on certain matters of Dutch law, to render an opinion in connection with the proposed filing of a registration statement, including a prospectus, relating to the Shares (as defined below).

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

"Commission" means the Securities and Exchange Commission;

"Company" means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;

"Existing Shares" means all ordinary shares in the capital of the Company issued and outstanding on the date hereof;

"Registration Statement" means the registration statement on Form S-3, relating to the Shares, filed with the Commission on 26 July 2016;

"Shares" means the Existing Shares and the New Shares.

In rendering this opinion, we have exclusively examined and relied - as to factual matters only – upon an electronically transmitted copy of the executed Registration Statement and upon the following documents as we have deemed necessary for the purposes of this opinion:

(1)
an electronically transmitted copy of an excerpt, dated as of the date hereof (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company, dated 22 December 1988 (the “Deed of Incorporation”);

(3)
an electronically transmitted copy of the articles of association (statuten), as they read after the execution of the deed of conversion and amendment of the articles of association relating to the Company, dated 6 July 2016 (the "Articles");

(4)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Shareholders Meeting”), dated 26 February 2010, (inter alia) designating the management board of the Company (the “Management Board”) as the corporate body with the power to (i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Resolution”);

(5)
an electronically transmitted copy of the minutes of the Shareholders Meeting held on 10 May 2011, (inter alia) extending the designation of the Management Board as the corporate body with the power to (i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Minutes 1”);

(6)
an electronically transmitted copy of the minutes of the Shareholders Meeting held on 22 May 2012, (inter alia) extending the designation of the Management Board as the corporate body with the power to i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof (the “Shareholders’ Minutes 2”);

(7)
an electronically transmitted copy of the minutes of the Shareholders Meeting held on 22 May 2013, (inter alia) approving the amendment of the 2010 equity plan and the increase of the number of shares authorised for issuance under the 2010 equity plan with 5,000,000 shares (the “Additional Equity Plan Shares”) (the “Shareholders’ Minutes 3”, and together with the Shareholders’ Minutes 1 and the Shareholders' Minutes 2, the “Shareholders’ Minutes”);

(8)
an electronically transmitted copy of the resolution of the Management Board, dated 8 March 2010, resolving to (inter alia) issue an aggregate of 26,669,791 ordinary shares in the capital of the Company and waive any pre-emptive rights in respect thereto (the “Board Resolution 1”);

(9)
an electronically transmitted copy of the resolution of Management Board, dated 13 April 2010, resolving to (inter alia) issue an aggregate of 353,465 ordinary shares in the capital of the Company and waive any pre-emptive rights in respect thereto (the “Board Resolution 2”);

(10)
an electronically transmitted copy of the resolution of the Management Board, dated 30 September 2010, resolving to (inter alia) issue up to a maximum of 17,874,769 ordinary shares in the capital of the Company (the “Authorized Shares”) subject to the conditions set out therein and to waive any pre-emptive rights in respect thereto (the “Board Resolution 3”);

(11)
an electronically transmitted copy of the resolution of Management Board, dated 3 November 2010, resolving to (inter alia) issue an aggregate of 524,154 ordinary shares in the capital of the Company and waive any pre-emptive rights in respect thereto (the “Board Resolution 4”);

(12)
an electronically transmitted copy of the resolution of the Management Board, dated 10 June 2011, (inter alia) resolving that the Authorized Shares may also be issued to Cede & Co as nominee for The Depositary Trust Company (“DTC”) for the benefit of the relevant subscribers, which Authorized Shares, upon their issuance to Cede & Co, will be entered into the electronic book-entry delivery and settlement system of DTC (the “Board Resolution 5” and together with the Board Resolution 1, the “Board Resolutions”);

(13)
an electronically transmitted copy of the resolution of the Management Board, dated 16 October 2013, (inter alia) resolving to issue the Additional Equity Plan Shares subject to the conditions set out therein and waive any pre-emptive rights in respect thereto to Cede & Co as nominee for DTC for the benefit of the relevant subscribers, which Additional Equity Plan Shares, upon their issuance to Cede & Co, will be entered into the electronic book-entry delivery and settlement system of DTC (the “Board Resolution 6” and together with the Board Resolution 1, the Board Resolution 2, the Board Resolution 3, the Board Resolution 4, and the Board Resolution 5, the “Board Resolutions”);

(14)
electronically transmitted copies of private deeds of issuance pursuant to which ordinary shares in the capital of the Company have been issued to the relevant subscribers thereof, dated 16 March 2010, 14 April 2010, 30 September 2010, 13 October 2010, 1 November 2010, 3 November 2010, 17 November 2010, 23 November 2010, 31 December 2010, 15 January 2011, 4 February 2011, 15 February 2011, 24 February 2011, 2 March 2011, 31 March 2011, 1 April 2011, 15 April 2011, 20 May 2011, 9 June 2011, 13 June 2011, 30 June 2011, 15 July 2011, 27 July 2011, 30 September 2011, 31 December 2011, 28 February 2012, 20 April 2012, 30 June 2012, 30 September 2012, 31 October 2012, 30 November 2012, 31 December 2012 and 8 February 2013 respectively (together, the “Private Deeds of Issuance”);

(15)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company (the “Shareholders’ Register”); and

(16)	a certificate signed by the Management Board, dated as of the date hereof. A copy of this certificate is attached hereto as Annex 1.

For the purpose of the opinions expressed herein, we have assumed:

a.
the genuineness of all signatures, the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as electronic copies;

b.	that the Existing Shares have been, and the New Shares will be, duly accepted upon issuance by the subscribers thereof;

c.	that prior to the issuance of New Shares all required resolutions will be adopted by the competent corporate body of the Company necessary and appropriate for the valid issuance of the New Shares;

d.	that the nominal amount of the New Shares and any agreed share premium will have been validly paid; and

e.	that the Company’s authorized share capital will, at the time of the issuance of the New Shares, be sufficient to allow for the issue of the New Shares, and that no fractional shares will be issued.

Based upon the foregoing and subject to the limitations stated hereinafter, we are of the opinion that on the date hereof:

A.	The Company has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

B.	The Existing Shares have been duly authorized and validly issued, are fully paid and are validly outstanding and non-assessable.

C.	When duly issued by the Company and upon payment in full of the applicable subscription price in accordance with the terms and conditions of the relevant issuance, the New Shares will be duly authorized and validly issued, fully paid and validly outstanding and non-assessable.

The opinions expressed under B. and C. are subject to the qualification that the term “non-assessable” as used herein means that the holder of a share will not by any reason of merely such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such shares.

This opinion and any issues arising under this opinion will be governed by Dutch law.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This opinion letter is being issued in connection with the transactions to which the Registration Statement relates.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Except as set out herein, the contents of this opinion may not be quoted, otherwise included, summarized or referred to in any means of publication or disclosed to any other party, except with our prior written consent.

Yours faithfully,
Loyens & Loeff N.V.

/s/ Philip van Verschuer	/s/ Bas Vletter
Philip van Verschuer	Bas Vletter

ANNEX 1
MANAGEMENT CERTIFICATE

[to be attached as a separate document]

CERTIFICATE OF THE BOARD
OF
SENSATA TECHNOLOGIES HOLDING N.V.

26 July 2016

This certificate is provided to Loyens & Loeff, with the understanding that they will rely thereon in, and will assume the correctness of the below statements as of the date of the item 5.1 opinion dated 26 July 2016 (the “Opinion”) to be issued in connection with the filing of the Registration Statement (as defined in the Opinion) with the Securities and Exchange Commission on or about the date hereof. Unless defined otherwise in this certificate, capitalized terms used in this certificate shall have the meaning ascribed thereto in the Opinion.

The undersigned, together constituting the entire board of directors (the “Board”) of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Kolthofsingel 8, 7602 EM, Almelo, the Netherlands (the “Company”),

HEREBY CERTIFY

1.	That the Company has been duly incorporated on 22 December 1988 and is validly existing as a naamloze vennootschap (a public company with limited liability) under the laws of the Netherlands;

2.
That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692 (the "Excerpt") is true, accurate and complete on the date hereof;

3.
That none of the members of the Board had or has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the issuance of Existing Shares, or New Shares, as the case may be;

4.
That the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or declared bankrupt (failliet verklaard);

5.
That the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time;

6.	The Articles are the articles of association (statuten) of the Company in force on the date hereof;

7.
That (i) the shares in the capital of the Company issued and outstanding on the date hereof (the "Shares") have been validly authorized, have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, and (ii) the Shares are fully paid up and (iii) the Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag) on the date hereof;

8.
That the powers of attorney included in the Board Resolutions (as defined in the Opinion) to execute the relevant deeds of issuance, including the Private Deeds of Issuance (as defined in the Opinion) on behalf of the Company are valid powers of attorney and have not been terminated, revoked or declared null and void;

9.	That the Shareholder’s Resolution, the Shareholders’ Minutes and the Board Resolutions (each as defined in the Opinion) (a) correctly reflect the resolutions made by the Board and the general

Board Certificate of Sensata Technologies Holding N.V.

meeting of shareholders of the Company, respectively, in respect of the Transactions, and (b) have not been and will not be amended, nullified, revoked, or declared null and void;

10.	That the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

[SIGNATURE PAGE TO FOLLOW]

Board Certificate of Sensata Technologies Holding N.V.

Signed on the date first written above.

/s/ Paul Edgerley		/s/ Martha Sullivan
Name:	Mr. Paul Edgerley	Name:	Ms. Martha Sullivan

/s/ Beda Bolzenius		/s/ James Heppelmann
Name:	Dr. Beda Bolzenius	Name:	Mr. James Heppelmann

/s/ Michael J. Jacobson		/s/ Charles Peffer
Name:	Mr. Michael Jacobson	Name:	Mr. Charles Peffer

/s/ Kirk Pond		/s/ Andrew Teich
Name:	Mr. Kirk Pond	Name:	Mr. Andrew Teich

/s/ Thomas Wroe		/s/ Stephen Zide
Name:	Mr. Thomas Wroe	Name:	Mr. Stephen Zide

Board Certificate of Sensata Technologies Holding N.V.